As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-248985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5303 Spine Road, Suite 204 Boulder, Colorado 80301	81-1589788
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

LAIRD SUPERFOOD, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Anya Hamill

5303 Spine Road, Suite 204

Boulder, Colorado 80301

(541) 588-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 (303) 899-7300	Steve Richie, Esq. Laird Superfood, Inc. 5303 Spine Road, Suite 204 Boulder, Colorado 80301 (541) 588-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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EXPLANATORY NOTE

Laird Superfood, Inc., a Delaware corporation (the “Registrant”), hereby amends its Registration Statement on Form S-8 (File No. 333-248985), which was filed on September 23, 2020 (the “Registration Statement”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of the Registrant’s common stock, $0.001 per value per share, that were issuable under the Laird Superfood, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). The Registrant is no longer offering its securities under the ESPP.

This Post-Effective Amendment No. 1 is being filed in order to deregister any securities registered that remain unsold or unissued under the ESPP, and to terminate the Registration Statement as to such securities. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement which are issuable pursuant to the ESPP and remain unsold as of the date hereof. Although the shares of common stock issuable under the ESPP are being deregistered, this Post-Effective Amendment No. 1 on Form S-8 shall not serve to reduce the number of shares of common stock covered by the Registration Statement under the other plans listed therein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on May 2, 2023.

Laird Superfood, Inc.
(Registrant)

Date: May 2, 2023	/s/ Jason Vieth
Jason Vieth
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.

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